Filed Pursuant to Rule 433

Registration No. 333-271907

February 6, 2025

Supplementing the Preliminary

Prospectus Supplement dated February 6, 2025

(To Prospectus dated May 12, 2023)

Marathon Petroleum Corporation

Pricing Term Sheet

February 6, 2025

Issuer:	Marathon Petroleum Corporation

Net proceeds (after deducting underwriting discounts but before Issuer expenses) to the Issuer:	$1,982,635,000

Settlement Date*:	February 10, 2025 (T+2)

Anticipated Ratings (Moody’s / S&P / Fitch)**:	Baa2 / BBB / BBB

Joint Book-Running Managers:

Wells Fargo Securities, LLC

Citigroup Global Markets Inc.

MUFG Securities Americas Inc.

Barclays Capital Inc.

BofA Securities, Inc.

J.P. Morgan Securities LLC

Mizuho Securities USA LLC

RBC Capital Markets, LLC

TD Securities (USA) LLC

Co-Managers:

Scotia Capital (USA) Inc.

SMBC Nikko Securities America, Inc.

Truist Securities, Inc.

U.S. Bancorp Investments, Inc.

Academy Securities, Inc.

Fifth Third Securities, Inc.

Huntington Securities, Inc.

Morgan Stanley & Co. LLC

PNC Capital Markets LLC

Comerica Securities, Inc.

BNY Mellon Capital Markets, LLC

Cabrera Capital Markets LLC

5.150% Senior Notes due 2030

Principal Amount:	$1,100,000,000

Maturity:	March 1, 2030

Coupon:	5.150%

Benchmark Treasury:	4.250% due January 31, 2030

Benchmark Treasury Yield:	4.280%

Spread to Benchmark Treasury:	+95 bps

Yield to Maturity:	5.230%

Price to Public:	99.644% of the principal amount

Interest Payment Dates:	March 1 and September 1, commencing September 1, 2025, to holders of record at the close of business on the preceding February 15 and August 15, respectively

Make-Whole Call:	T+15 bps (at any time before February 1, 2030)

Par Call:	At any time on or after February 1, 2030

CUSIP/ISIN:	56585A BK7 / US56585ABK79

5.700% Senior Notes due 2035

Principal Amount:	$900,000,000

Maturity:	March 1, 2035

Coupon:	5.700%

Benchmark Treasury:	4.250% due November 15, 2034

Benchmark Treasury Yield:	4.444%

Spread to Benchmark Treasury:	+127 bps

Yield to Maturity:	5.714%

Price to Public:	99.889% of the principal amount

Interest Payment Dates:	March 1 and September 1, commencing September 1, 2025, to holders of record at the close of business on the preceding February 15 and August 15, respectively

Make-Whole Call:	T+20 bps (at any time before December 1, 2034)

Par Call:	At any time on or after December 1, 2034

CUSIP/ISIN:	56585A BL5 / US56585ABL52

*

It is expected that delivery of the notes will be made against payment therefor on or about February 10, 2025, which is the second business day following the date hereof (such settlement cycle being referred to as “T+2”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the date that is one business day prior to the settlement date will be required, by virtue of the fact that the notes initially will settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the notes who wish to trade the notes prior to their date of delivery hereunder should consult their own advisors.

**	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Wells Fargo Securities, LLC toll free at 1-800-645-3751, Citigroup Global Markets Inc. toll free at 1-800-831-9146 or MUFG Securities Americas Inc. toll free at 877-649-6848.

Any legends, disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such legends, disclaimers or other notices have been automatically generated as a result of this communication having been sent via Bloomberg or another system.